Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Park Sterling Corporation and Citizens South Banking Corporation

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of Park Sterling Corporation (“the Company”) and Citizens South Banking Corporation (“Citizens South”) and have been prepared to illustrate the effects of the merger involving the Company and Citizens South under the acquisition method of accounting with Park Sterling treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Citizens South, as of the effective date of the merger, are recorded by the Company at their respective fair values and the excess of the merger consideration over the fair value of Citizens South’s net assets is allocated to goodwill.

On October 1, 2012, Citizens South was merged with and into the Company, with the Company as the surviving legal entity, in accordance with an Agreement and Plan of Merger dated as of May 13, 2012.  Under the terms of the Citizens South merger agreement, Citizens South stockholders received either $7.00 in cash or 1.4799 shares of the Company’s Common Stock for each Citizens South share they owned immediately prior to the merger, subject to the limitation that the total consideration paid in the merger would consist of 30.0% in cash and 70.0% in Common Stock. The Citizens South merger was structured to be tax-free to Citizens South stockholders with respect to the shares of Common Stock received in the merger and taxable with respect to the cash received in the merger. Cash was paid in lieu of fractional shares. The aggregate merger consideration consisted of approximately 11,857,226 shares of Common Stock and approximately $24.2 million in cash. Based on the $4.94 per share closing price of the Common Stock on September 28, 2012, the last trading date prior to consummation of the merger, the transaction value was approximately $82.8 million. In addition, in connection with the merger, the preferred stock previously issued by Citizens South to the United States Department of the Treasury in connection with Citizens South’s participation in the Small Business Lending Fund program was converted into 20,500 shares of a substantially identical newly created series of the Company’s preferred stock. Citizen South’s results of operations will be included in the Company’s results beginning October 1, 2012.

The unaudited pro forma condensed combined financial information combines the historical financial information of the Company and Citizens South as of and for the six-month period ended June 30, 2012 and for the year ended December 31, 2011, and has been derived from and should be read in conjunction with the consolidated financial statements and the related notes of each of the Company and Citizens South included in reports previously filed with the Securities and Exchange Commission. The unaudited pro forma condensed consolidated balance sheet gives effect to the merger as if the merger had been consummated on June 30, 2012.  The unaudited pro forma consolidated statements of income (loss) for the six months ended June 30, 2012 and for the year ended December 31, 2011 give effect to the merger as if the merger had been consummated on January 1, 2011.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, asset dispositions and/or other balance sheet restructuring activities and share repurchases among other factors.

In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation recorded at the time the merger was completed. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Standards (SFAS) No. 141(R) (ASC Topic 805), which replaced SFAS 141, “Business Combinations,” for periods beginning on or after December 15, 2008, but retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.

ASC Topic 805 revises the definition of the acquisition date as the date the acquirer obtains control of the acquiree. This is typically the closing date and is used to measure the fair value of the consideration paid. When the acquirer issues equity instruments as full or partial payment for the acquiree, the fair value of the acquirer’s equity instruments will be measured at the acquisition date, rather than an earlier measurement date that was required under prior accounting guidance. Under ASC Topic 805 all loans are transferred at fair value, including adjustments for credit and no allowance for loan losses is carried over. Transaction costs are excluded from the acquisition accounting. They are instead accounted for under other generally accepted accounting principles, which may mean the costs are expensed as incurred (e.g., due diligence costs), or, to the extent applicable, treated as a cost of issuing equity securities. ASC Topic 805 requires costs associated with restructuring or exit activities that do not meet the recognition criteria in ASC Topic 420 as of the acquisition date to be subsequently recognized as post-combination costs when those criteria are met.

ASC Topic 805 also retains the accounting guidance for identifying and recognizing intangible assets separately from goodwill. However, ASC Topic 805’s scope is broader than that of prior accounting guidance, which applied to only business combinations in which control was obtained by transferring consideration. The application of ASC Topic 805 was considered in arriving at the unaudited pro forma results in the tables provided below, including the tabular presentation immediately below, which cross-references the required disclosures under ASC Topic 805.

Pro Forma Condensed Combined Financial Information (Unaudited)
Pro Forma Condensed Consolidated Balance Sheet
 as of June 30, 2012

(Dollars in thousands, except per share data)
	Historical
		Citizens
	Park	South	Pro Forma	6/30/2012		Pro Forma
	Sterling	Banking	before	Pro Forma		after
	Corporation	Corporation	Adjustments	Adjustments		Adjustments*

ASSETS

Cash and due from banks	$15,898	$11,839	$27,737	$-		$27,737
Interest-earning balances at banks	29,795	116,985	146,780	(24,186)	A	114,567
				(8,027)	A
Federal funds sold	29,455	-	29,455	-		29,455
Investment securities available-for-sale, at fair value	222,221	18,358	240,579	-		240,579
Investment securities held-to-maturity, at amortized cost	-	82,276	82,276	1,762	B	84,038
Nonmarketable equity securities	5,470	4,443	9,913	-		9,913
Loans held for sale	5,331	2,146	7,477	-		7,477
Loans	712,506	716,372	1,428,878	21,897	C	1,398,318
				(55,181)	C
				2,724	C
Allowance for loan losses	(9,431)	(11,735)	(21,166)	11,735	D	(9,431)
Net loans	703,075	704,637	1,407,712	(18,825)		1,388,887

Premises and equipment, net	24,619	25,396	50,015	3,556	E	53,571
Accrued interest receivable	2,557	1,840	4,397	-		4,397
Other real estate owned	14,744	21,405	36,149	-		36,149
Bank-owned life insurance	26,689	18,723	45,412	-		45,412
FDIC loss share receivable	-	28,863	28,863	5,376	F	34,239
Goodwill	622	-	622	15,346	G	15,968
Intangible assets	3,817	1,141	4,958	(1,141)	H	8,576
				4,759	H
Deferred tax asset	29,841	6,912	36,753	935	I	40,698
				3,010	A
Other assets	4,985	4,213	9,198	-		9,198
Total assets	$1,119,119	$1,049,177	$2,168,296	$(17,434)		$2,150,861

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Noninterest-bearing	$158,838	$95,512	$254,350	$-		$254,350
Interest-bearing	683,196	757,252	1,440,448	(128)	J	1,441,872
				1,552	J
Total deposits	842,034	852,764	1,694,798	1,424		1,696,222

Short-term borrowings	1,678	7,554	9,232	-		9,232
Long-term borrowings	55,000	76,706	131,706	(267)	K	136,530
				5,091	K
Subordinated debt	12,494	15,464	27,958	(9,278)	L	18,680
Accrued interest payable	253	695	948	-		948
Accrued expenses and other liabilities	13,474	6,521	19,995	1,010	M	21,005
Total liabilities	924,933	959,704	1,884,637	(2,020)		1,882,617

Shareholders' equity:
Preferred stock	-	20,500	20,500	-		20,500
Common stock	32,707	124	32,831	(124)	N	91,282
				58,576	N
Additional paid-in capital	173,318	64,209	237,527	(64,209)	N	168,301
				-	N
				(5,017)	A
Retained earnings / (accumulated deficit)	(15,459)	4,647	(10,812)	(4,647)	N	(15,459)
Accumulated other comprehensive income (loss)	3,620	(7)	3,613	7	N	3,620
Total shareholders' equity	194,186	89,473	283,659	(15,414)		268,244
Total liabilities and shareholders' equity	$1,119,119	$1,049,177	$2,168,296	$(17,434)		$2,150,861

Number of common shares outstanding	32,706,627			11,857,226		44,563,853
Less: performance-based restricted shares	(568,260)					(568,260)
Plus: dilutive stock options	35					35
Dilutive common shares	32,138,402					43,995,628

Tangible book value per share	$5.90					$5.07

* See accompanying notes to the unaudited pro forma condensed combined financial information.

Pro Forma Condensed Combined Financial Information (Unaudited)
Pro Forma Condensed Consolidated Statements of Income
 For the Six Months Ended June 30, 2012

(Dollars in thousands, except per share data)
	Historical
		Citizens
	Park	South	Pro Forma			Pro Forma
	Sterling	Banking	before	Pro Forma		After
	Corporation	Corporation	Adjustments	Adjustments		Adjustments*

Interest Income
Loans, including fees	$22,524	$19,002	$41,526	$(1,800)	O	$40,893
				1,167	O
Taxable investment securities	2,081	1,343	3,424	(172)	P	3,252
Tax-exempt investment securities	372	62	434	-		434
Federal funds sold and other	61	114	175	-		175
Total interest income	25,038	20,521	45,559	(805)		44,754

Interest Expense
Deposits	2,200	2,357	4,557	(546)	Q	4,011
Short-term borrowings	3	14	17	-		17
FHLB advances	309	1,371	1,680	(566)	R	1,114
Subordinated debt	707	163	870	194	S	1,064
Total interest expense	3,219	3,905	7,124	(918)		6,206

Net interest income	21,819	16,616	38,435	113		38,548

Provision for loan losses	1,022	8,855	9,877	-	T	9,877
Net interest income after provision for loan losses	20,797	7,761	28,558	113		28,671

Noninterest Income
Service charges on deposit accounts	612	2,147	2,759	-		2,759
Income from fiduciary activities	1,095	-	1,095	-		1,095
Commissions on sales of financial products	165	153	318	-		318
Gain on sale of securities available for sale	489	664	1,153	-		1,153
Mortgage banking income	1,001	710	1,711	-		1,711
Income from bank-owned life insurance	519	368	887	-		887
Other noninterest income	665	1,380	2,045	-		2,045
Total noninterest income	4,546	5,422	9,968	-		9,968

Noninterest Expense
Salaries and employee benefits	12,005	7,748	19,753	-		19,753
Occupancy and equipment	1,680	1,806	3,486	80	U	3,566
Core deposit intangible amortization	204	231	435	476	V	427
				(484)	V
Deposit charges and FDIC insurance	560	369	929	-		929
Other real estate owned valuation adjustments and expenses	1,331	3,642	4,973	-		4,973
Other noninterest expense	6,086	4,424	10,510	-		10,510
Total noninterest expense	21,866	18,220	40,086	72		40,158

Income (loss) before income taxes	3,477	(5,037)	(1,560)	41		(1,519)
Income tax expense (benefit)	1,076	(2,249)	(1,173)	15	W	(570)
Net income (loss)	$2,401	$(2,788)	$(387)	$26		$(949)
Dividends on preferred stock	-	190	190	-		190
Net income (loss) allocable to common shareholders	$2,401	$(2,978)	$(577)	$26		$(1,139)
Other comprehensive income (loss)	740	(300)	440	-		440
Comprehensive income (loss)	$3,141	$(3,088)	$(137)	$26		$(699)

Basic earnings (loss) per common share	$0.07	$(0.26)				$(0.03)
Diluted earnings (loss) per common share	$0.07	$(0.26)				$(0.03)

Weighted-average common shares outstanding
Basic	32,097,867	11,460,110		11,857,226		43,955,093
Diluted	32,097,900	11,460,110		11,857,226		43,955,126

* See accompanying notes to the unaudited pro forma condensed combined financial information.

Pro Forma Condensed Combined Financial Information (Unaudited)
Pro Forma Condensed Consolidated Statements of Income
 For the Twleve Months Ended December 31, 2011

(Dollars in thousands, except per share data)
	Historical
		Citizens
	Park	South	Pro Forma			Pro Forma
	Sterling	Banking	before	Pro Forma		After
	Corporation	Corporation	Adjustments	Adjustments		Adjustments*

Interest Income
Loans, including fees	$21,776	$40,158	$61,934	$(3,600)	O	$60,668
				2,334	O
Taxable investment securities	2,883	3,412	6,295	(344)	P	5,951
Tax-exempt investment securities	716	304	1,020	-		1,020
Federal funds sold and other	189	202	391	-		391
Total interest income	25,564	44,076	69,640	(1,610)		68,030

Interest Expense
Deposits	4,754	7,128	11,882	(694)	Q	11,188
Short-term borrowings	3	60	63	-		63
FHLB advances	557	3,022	3,579	(1,003)	R	2,576
Subordinated debt	855	328	1,183	388	S	1,571
Total interest expense	6,169	10,538	16,707	(1,309)		15,398

Net interest income	19,395	33,538	52,933	(301)		52,632

Provision for loan losses	9,385	10,685	20,070	-	T	20,070
Net interest income after provision for loan losses	10,010	22,853	32,863	(301)		32,562

Noninterest Income
Service charges on deposit accounts	315	4,154	4,469	-		4,469
Income from fiduciary activities	418	-	418	-		418
Commissions on sales of financial products	29	267	296	-		296
Gain on sale of securities available for sale	20	111	131	-		131
Mortgage banking income	297	1,255	1,552	-		1,552
Income from bank-owned life insurance	248	777	1,025	-		1,025
Other noninterest income	320	4,777	5,097	-		5,097
Total noninterest income	1,647	11,341	12,988	-		12,988

Noninterest Expense
Salaries and employee benefits	14,778	15,000	29,778	-		29,778
Occupancy and equipment	1,588	3,421	5,009	80	U	5,089
Core deposit intangible amortization	68	538	606	476	V	598
				(484)	V
Deposit charges and FDIC insurance	733	1,535	2,268	-		2,268
Other real estate owned valuation adjustments and expenses	829	5,963	6,792	-		6,792
Other noninterest expense	6,964	8,198	15,162	-		15,162
Total noninterest expense	24,960	34,655	59,615	72		59,687

Income (loss) before income taxes	(13,303)	(461)	(13,764)	(373)		(14,137)
Income tax expense (benefit)	(4,944)	(702)	(5,646)	(140)	W	(5,301)
Net income (loss)	$(8,359)	$241	$(8,118)	$(233)		$(8,835)
Dividends on preferred stock	-	1,526	1,526	-		1,526
Net income (loss) allocable to common shareholders	$(8,359)	$(1,285)	$(9,644)	$(233)		$(10,361)
Other comprehensive income (loss)	3,818	309	4,127	-		4,127
Comprehensive income (loss)	$(4,541)	$550	$(5,517)	$(233)		$(6,234)

Basic earnings (loss) per common share	$(0.29)	$(0.11)				$(0.26)
Diluted earnings (loss) per common share	$(0.29)	$(0.11)				$(0.26)

Weighted-average common shares outstanding
Basic	28,723,647	11,459,046		11,857,226		40,580,873
Diluted	28,723,647	11,459,046		11,857,226		40,580,873

* See accompanying notes to the unaudited pro forma condensed combined financial information.

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting.  Balance sheet data is presented as of June 30, 2012 and assumes the merger involving the Company and Citizens South was completed on that date.  The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger been consummated at the beginning of the period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to the current presentation.

The unaudited pro forma condensed combined financial information includes preliminary estimated adjustments to record assets and liabilities of Citizens South at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Citizen South’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts, and other items of Citizen South as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Changes to Citizens South’s stockholders’ equity at June 30, 2012, including results of operations from July 1, 2012 through the date the merger was completed, will also change the amount of goodwill recorded.

Note 2 – Accounting Policies and Financial Statement Classifications

The accounting policies of both Applicant and Citizens South are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined. There are currently no material transactions between Applicant and Citizens South in relation to the unaudited pro forma condensed combined financial information.

Note 3 – Merger Related Charges

In connection with the merger, the plan to integrate Applicant’s and Citizen South’s operations is being finalized. The total merger related costs have been preliminarily estimated to be approximately $8.4 million ($5.1 million after tax) and are included in the unaudited pro forma condensed consolidated balance sheet in accordance with disclosure guidelines, net of amounts expended through June 30, 2012. These estimates are based on current managerial assumptions regarding the operations and activities of the combined companies. The specific details of these plans will continue to be refined as business units and functional areas from the Company and Citizens South work together to finalize their operating models. This effort is designed to assess the two companies’ product offerings, organizational structure, operating platforms information technology, distribution network, operating policies and procedures, employee benefit plans, supply chain methodologies, and service contracts to determine optimum strategies to serve customers and realize cost savings. Management is unable to determine the exact period over which merger costs will be recognized until this integration planning is completed. However, management does not anticipate realizing at completion of the merger the full remaining $8.0 million in merger costs ($5.0 million after tax) estimated above and included in the Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2012. The following table provides a breakdown of the estimated merger related charges by type.

	Estimated Merger Related Charges
(Dollars in thousands)	Total	Actual Through June 30, 2012	Remaining	Estimated Timing of Recognition

Employee Related Expense	$3,711	$-	$3,711	Within 12-18 months of merger consummation
Technology and Operations Integration	1,153	-	1,153	Within 6 months of merger consummation
Legal and Professional Fees	1,085	334	751	Within 12 months of merger consummation
Investment Banking Fees	1,745	-	1,745	At merger consummation
Other Merger Related Expenses	679	12	667	Within 12 months of merger consummation
	$8,373	$346	$8,027

Note 4 – Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

Balance Sheet Adjustments
A	Cash was adjusted to reflect the payment of cash merger consideration of $24.2 million and estimated remaining merger-related expenses of $8.0 million ($5.0 million after tax and offset by a reduction in additional paid-in capital).

B	Investments held-to-maturity were adjusted to reflect the current market value of those securities.

C
Loans, including covered loans, were adjusted a net $30.6 million which reflects the write-off of the Citizens South fair value mark of $21.9 million (debit) related to the reimbursement by the FDIC of a percentage of the losses related to loans and other real estate that Citizens South acquired in FDIC-assisted acquisitions in 2011 and 2010, the estimated credit portion of the fair value adjustment of $55.2 million (credit) and the estimated fair value based upon current interest rates for similar loans of $2.7 million (debit). The Company identified $57.0 million in net preliminary estimated fair value adjustments to Citizens South’s loan portfolio during due diligence. The $55.2 million estimate has been reduced from the original estimate to reflect losses recognized by Citizens South following due diligence through June 30, 2012. Both the estimated credit and interest portions of the mark are required under ASC Topic 805. The Company engaged a third-party advisor to assist in determining the fair value adjustments. Actual fair value adjustments may be revised based upon existing exposures, market conditions or other factors at the time of merger.

The interest rate portion of the fair value adjustment ($2.7 million) was determined by comparing the pricing on Citizens South’s existing loan exposures to current market benchmarks. Exposures were analyzed based on loan type, risk rating and maturity. This adjustment will be amortized into income over the estimated lives of these loans. Estimated amortization in the pro forma was determined using the sum-of-the-years-digits method, which approximates the level yield method.

The credit portion of the fair value adjustment ($55.2 million) was determined by estimating remaining loss content in the loan portfolio as required under ASC Topic 805. This amount is an estimate of the contractual cash flows not expected to be collected over the estimated lives of these loans as determined by The Company during due diligence. The scope of the underlying due diligence, which was conducted as of March 31, 2012, included approximately $746.1 million in total loans, of which $275.9 million, or 37%, were evaluated through individual file reviews, $328.4 million, or 44%, through quantitative modeling and $141.8 million, or 19%, through extrapolation of findings from the individual file reviews and quantitative modeling. Individual file reviews included evaluation of factors such as a borrower’s balance sheet strength, earnings capability, cash flow generation, collateral value and, if applicable, guarantor strength. Quantitative modeling included evaluation of roll rate analysis and estimates of probability of default and loss given default.  Both approaches represent the Company’s judgment regarding the potential credit losses in Citizens South’s loan portfolio based upon assumptions regarding potential migration of Citizens South’s loan portfolio in future periods and assumptions regarding potential disposition strategies for problem assets.

During due diligence, the Company engaged a third-party advisor to evaluate the consumer and residential mortgage portfolio and third-party contractors to assist the Company personnel with the evaluation of the commercial real estate and C&I portfolios. As part of this due diligence, loans were initially segregated and evaluated by loan type. Within each loan type, loans were further segregated and evaluated by performance characteristics such as loan grade and payment status (i.e., 30 days past due, 60 to 89 days past due, 90 plus days past due, nonaccrual). Through this evaluation, approximately $118.2 million of loans were estimated to be purchased credit-impaired (loans for which it is probable, at acquisition, that the acquirer will be unable to collect all contractually required payments).  A breakdown of the original estimated FDIC covered, purchased credit-impaired and purchased performing loans by loan type, as well as the credit mark allocation, is shown in the tables below. These values represent the loan balances as recorded in Citizens South’s loan system and exclude any loan marks or other adjustments.

(Dollars in thousands)
	FDIC Covered	Purchased Credit- Impaired	Purchased Performing	Total Loans

Commercial & industrial	$6,444	$1,761	$42,190	$50,395
Commercial real estate - owner-occupied	24,039	21,948	90,035	136,022
Commercial real estate - investor income producing	65,217	53,325	86,261	204,803
Construction & development	33,436	28,715	39,539	101,690
Residential mortgage	35,352	11,657	103,545	150,554
Home equity lines of credit	6,964	271	86,709	93,944
Other consumer	3,420	504	4,757	8,681
	$174,872	$118,181	$453,036	$746,089

(Dollars in thousands)	Credit Mark Allocation
	$	% of Total Credit Mark

FDIC Covered	$31,427	57%
Purchased Credit-Impaired	18,414	25%
Purchased Performing	9,841	18%
	$59,682	100%

The $118.2 million of loans originally estimated to be purchased credit-impaired fall within the scope of ASC 310-30, which provides recognition, measurement and disclosure guidance for loans acquired with evidence of deteriorated credit quality since origination for which it is probable, at acquisition, that the acquirer will be unable to collect all contractually required payments. The estimated annual contractually required interest payments on these purchased credit-impaired loans total $6.4 million, none of which is expected to be collected.

The final determination of whether acquired loans, including FDIC-covered loans, are to be accounted for as purchased credit-impaired under ASC 310-30 must be made at acquisition on either a loan-by-loan or loan-pool-by-loan-pool basis. The excess of cash flows expected to be collected over the carrying value of such loans is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loan, or the pool of loans. The accretable yield may be affected by changes in interest rate indices, changes in prepayment assumptions and/or changes in the collectability of principal or interest payments that cause actual cash flows to differ from expected cash flows. The Company has engaged a third-party advisor to assist in its implementation. Final determination of which acquired loans will be evaluated individually for accretion and impairment testing purposes, which loans will be segregated into pools, how many pools will be created and how such segregation will occur will be determined at merger consummation.

The estimate of contractual cash flows resulting from The Company’s due diligence, including both the estimated interest rate portion and credit portion of the total $55.2 million fair value adjustment, differs from the allowance for loan losses under ASC Topic 450 using the incurred loss model, which estimated probable loan losses incurred as of the balance sheet date. Under the incurred loss model, losses expected as a result of future events are not recognized. When using the expected cash flow approach, these losses are considered in the valuation. Further, when estimating the present value of expected cash flows, the loans are discounted using an effective interest rate, which is not considered in the incurred loss method. Output included an estimate both of loans with evidence of deteriorated credit quality since origination and of potential credit losses.

D	Citizens South’s existing allowance for loan losses was eliminated to reflect accounting guidance.

E	Premises and equipment were adjusted by $3.6 million to reflect estimated fair value adjustments for real property.

F
The FDIC loss share receivable was adjusted to reflect the percentage of the loan fair value mark, as outlined in the agreement with the FDIC, which is reimbursable. The FDIC will reimburse the Company a percentage of the losses related to loans and other real estate that Citizens South acquired in the acquisitions of New Horizons Bank in April 2011 and Bank of Hiawassee in March 2010. This loss share receivable is measured separately from the loan portfolio and other real estate because it is not contractually embedded in the loans. The carrying value of this receivable is determined as of the balance sheet date presented by multiplying the estimated amount of loan and other real estate losses covered by the agreements by the FDIC reimbursement percentage.

G
Based on management’s estimates of adjustments to reflect assets acquired and liabilities assumed at fair value, the aggregate purchase price to be paid by the Company, based on a price per share of the Company’s common stock of $4.94 (the closing stock price on September 28, 2012, the last trading day before the execution of the merger agreement), would have resulted in approximately $15.3 million in preliminary goodwill in connection with the merger as of June 30, 2012.  Management believes this estimated goodwill appropriately reflects the potential contribution of Citizens South to the Company’s franchise as a strong business and cultural fit that also advances Park Sterling’s objective of building a regional banking franchise in the Carolinas and Virginia and complements Park Sterling’s organic growth initiatives in the Charlotte-Gastonia-Rock Hill MSA, provides an attractive source of core deposits and expands Park Sterling’s current product mix by adding attractive wealth management, residential mortgage, retail banking and cash management capabilities.

H
Intangible assets were adjusted by a net $3.7 million to reflect the write-off of Citizens South’s historical intangible asset of $1.1 million and to establish an identifiable intangible of $4.8 million for estimated core deposit intangible.

I
Estimated deferred tax asset arising from the credit quality fair value adjustment on loans and other fair value adjustments of assets and liabilities, less deferred tax liabilities arising from the core deposit intangible and other fair value adjustments of assets and liabilities. Estimated deferred taxes were calculated at the estimated consolidated statutory tax rate of 37.5%.

J
Time deposits were adjusted by a net $1.4 million credit to reflect the write-off of Citizens South’s historical time deposit adjustment of $0.1 million and to establish a new fair value adjustment on deposits at current market rates for similar products of $1.5 million. This adjustment will be accreted into income over the estimated lives of the deposits. Estimated accretion in the pro forma was computed using the sum-of-the-years-digits method, which approximates the level yield method.

K
Long-term borrowings were adjusted by a net $4.8 million credit to reflect the write-off of Citizens South’s historical pre-payment penalty of $0.3 million and to establish a new fair value adjustment of borrowings at current interest rates for similar products of $5.1 million.  This adjustment will be accreted into income over the estimated life of the deposits.  Estimated accretion was determined using the straight-line mthod over the remaining life of each borrowing.

L
Subordinated debt was adjusted by an estimated $9.3 million debit for a fair value adjustment at current interest rates for similar debt. This adjustment will be amortized into income over the estimated life of the debt. Estimated amortization was determined using the straight-line method over the remaining life of the borrowing.

M
Other liabilities were adjusted by $1.0 million to reflect the estimated fair market value adjustment for certain unfavorable leases. This adjustment will be amortized into income over the remaining life of the lease. Estimated accretion was determined using the straight-line method.

N
Shareholders equity was adjusted by a net $15.4 million to reflect (i) an estimated $58.6 million credit for the equity component of merger consideration; (ii) an estimated $68.9 million debit to eliminate historical stockholders’ equity of Citizens South pursuant to ASC 805; and (iii) the estimated net merger-related expenses of $5.0 million described in A above. Historic stockholders’ equity has been eliminated and consolidated shareholders’ equity has been adjusted to reflect The Company’s estimated capitalization of Citizens South.  The pro forma adjustments reflect the issuance of 11,857,226 shares of the Company’s common stock with an aggregate value of $58.6 million.

Income Statement Adjustments
O
Interest income from loans has been adjusted to estimate the loss of income from the write-off of Citizens South’s loan mark and the amortization of the new interest rate mark (debit) and the accretion of the acquisition accounting adjustment related to the credit mark (credit). The estimated amortization period will be the estimated lives of the loans (average life 7.6 years) and will be accreted into income using the effective yield method.

P	Interest income from taxable investment securities has been adjusted to estimate the amortization of the acquisition accounting adjustment related to current fair value of securities.
Q	Interest expense from deposits has been adjusted to estimate the amortization of the acquisition accounting adjustment related to current interest rates.
R	Interest expense from long-term borrowings has been adjusted to estimate the amortization of the acquisition accounting adjustment related to current interest rates.
S	Interest expense from subordinated debt has been adjusted to estimate the accretion of the acquisition accounting adjustment related to current interest rates.
T
The provision for loan losses of $10.7 million for the year ended December 31, 2011 and $8.9 million for the six months ended June 30, 2012 represents the historical provisions for Citizens South for the twelve-month and six-month periods then ended, respectively. Management expects that future provision expense related to Citizens South’s loan portfolio will be less than last year’s results given that loans will be recorded at fair market value, taking into consideration estimated remaining loss content as discussed in Note B above, at the time of the merger. Any provision expense (or loss accruals) recognized after the merger closes shall reflect only those losses incurred by Park Sterling after acquisition, rather than losses either incurred by Citizens South or estimated by Park Sterling as described above. For loans subject to ASC 310-30, any such loss accrual would represent the subsequent decrease, if any, in the estimate of cash flows expected to be collected from such loans after acquisition.

U
Occupancy and equipment expense has been adjusted to estimate the amortization expense of the fair value adjustments for real property offset by the accretion of the fair value adjustments for certain unfavorable leases.

V
Intangible amortization expense has been adjusted to estimate the amortization of incremental identifiable intangible assets recognized (debit) and the elimination of amortization on existing Citizens South intangibles (credit).

W	Income-tax expense reflects adjustment to estimated consolidated effective tax rate of 37.5%.

Note 5 - Preliminary Acquisition Accounting Allocation

The unaudited pro forma condensed combined financial information reflects the issuance of approximately 11,857,226 shares of the Company’s common stock totaling approximately $58.6 million as well as cash consideration of approximately $24.2 million. The merger will be accounted for using the acquisition method of accounting; accordingly Applicant’s cost to acquire Citizens South will be allocated to the assets (including identifiable intangible assets) and liabilities of Citizens South at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table.

(Dollars in thousands, except per share data)
	June 30, 2012		Notes:

Pro Forma purchase price
Citizens South common stock		11,506,324
Closing price per share of Park Sterling common stock (1)	$4.94		Actual closing amount

70% Stock consideration
Total shares of Park Sterling stock exchanged	$58,576	11,857,226	Actual closing amount

30% Cash consideration at $7.00 per share	$24,186		Actual closing amount
Total pro forma purchase price	$82,762

Preliminary allocation of the pro forma purchase price
Citizens South shareholders' equity	89,473		Matches 6/30/12 balance
Less preferred stock to be reissued	(20,500)		Matches 6/30/12 balance
Citizens South intangible assets	(1,141)		Matches 6/30/12 balance

Adjustments to reflect assets acquired and liabilities assumed at fair value:
Investments held to maturity	1,762		Original estimate
Loans	(30,560)		Original estimate
Allowance for loan losses	11,735		Matches 6/30/12 balance
Premises and equipment, net	3,556		Original estimate
FDIC Receivable	5,376		Original estimate
Intangible assets	4,759		Original estimate
Deferred taxes	935		Calculated
Deposits	(1,424)		Original estimate
Long-term borrowings	(4,824)		Original estimate
Subordinated debt	9,278		Original estimate
Accrued expenses and other liabilities	(1,010)		Original estimate
Fair value of net assets acquired	67,415
Preliminary pro forma goodwill resulting from the merger	$15,346

(1) Closing price of shares on September 28, 2012 (last trading day prior to merger consummation).